Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
America West Holdings Corporation:

                  We consent to the use of our reports dated February 28, 1997 incorporated herein by reference, relating to the consolidated balance sheets of America West Holdings Corporation as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and stockholders' equity for the years ended December 31, 1996 and 1995, the period August 26, 1994 through December 31, 1994, and the period January 1, 1994 through August 25, 1994, and the related schedule, which reports appear in the December 31, 1996 annual report on Form 10-K of America West Holdings Corporation.

                  The audit report on the consolidated financial statements of America West Holdings Corporation referred to above contains an explanatory paragraph that states that as discussed in Note 14 to the consolidated financial statements, on August 25, 1994, America West Airlines, Inc. emerged from bankruptcy. The consolidated financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the consolidated financial statements of the Reorganized Company are presented on a different basis of accounting than those of the Predecessor Company and, therefore, are not comparable in all respects.

                                                          KPMG Peat Marwick LLP

Phoenix, Arizona
May 5, 1997